Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

U.S. Well Services, Inc.:

We consent to the use of our report dated March 14, 2019, with respect to the consolidated balance sheets of U.S. Well Services, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity/member’s equity, and cash flows for the year ended December 31, 2018 (Successor), for the periods February 2, 2017 to December 31, 2017 (Successor), January 1, 2017 to February 1, 2017 (Predecessor), and for the year ended December 31, 2016 (Predecessor), and the related notes (collectively, the consolidated financial statements), incorporated herein by reference to the Company’s Form 10-K filed on March 14, 2019.

Our report dated March 14, 2019, refers to a new basis for presentation and the accompanying consolidated financial statements for the Successor period includes assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior periods as discussed in note 4 to the consolidated financial statements.

/s/ KPMG LLP

Houston, Texas

March 14, 2019